UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EXXON MOBIL CORPORATION

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To our shareholders:

Reducing methane emissions is one of the most effective ways to help reduce the risks associated with climate change and maximize the lower-emissions benefits of natural gas. This is a priority for us, and we’re making significant progress.

In addition to the comprehensive disclosures already available in our 2023 Advancing Climate Solutions Progress Report1 and GHG Data Supplement,2 the information below provides greater context to further support our Board’s recommendation that shareholders vote AGAINST Item 8, which seeks an additional report be published regarding additional methane measurement. We encourage you to read our Board’s full recommendation beginning on Page 83 of our 2023 Proxy Statement.3

Our multilayered approach to methane management

ExxonMobil is on the forefront of technology when it comes to monitoring, measuring, and addressing fugitive methane. We use satellites, aircraft, drones, facility-scale, near-continuous monitoring via fixed cameras and sensors, on-the-ground manual leak detection, and a first-of-its-kind stratospheric balloon with hyperspectral sensors.

These technologies enable sensitive, specific detection of methane emissions. For example:

•	Aerial detection thresholds range from 50 kilograms per hour to less than 3 kilograms per hour on a scale of hundreds of sites per day.

•

Facility-scale, near-continuous monitoring (fixed cameras, sensors, etc.) detection limits vary with sensor placement and wind conditions and range from 25 kilograms per hour to less than 1 kilogram per hour.

Since initiating its methane reduction program, ExxonMobil has conducted more than 39,000 leak surveys on more than 9.2 million components at more than 11,500 production sites. High-bleed pneumatic devices were eliminated across U.S. unconventional production as of year-end 2020.

We are committed to continuous improvement

As technology continues to evolve, we are focused on transitioning to observation-based emission quantification of potential nonroutine sources. Here are a few examples:

•	We’re deploying detection technologies in nine countries at operated assets that account for more than 80% of our methane emissions.

•	We’re expanding our continuous monitoring program in the Permian Basin to cover about 700 unconventional production sites by 2025.

•	We recently launched the Center for Operations & Methane Emissions Tracking (COMET) in Houston, enabling real-time responses using incoming methane observations from our multilayered detection system.

Working to enhance quantification, collaboration, and communication

Quantification technologies are still emerging and do not currently provide consistent, repeatable results at the site/point-source level. In many countries where we have operations, there are significant access and security issues, as well as a limited number of providers to support measurement and quantification technologies.

Currently, there are no standard protocols to incorporate direct measurement into the quantification of methane emissions. Even so, we are recognized as an industry leader by the Environmental Defense Fund in its three-year direct measurement study4 in the Permian Basin.

Industry-wide, the quality of reported data has improved, even with only a minority of assets reporting measurement-based emission estimates (i.e., OGMP 2.0 Level 4 and Level 5), and many not reporting at all.

Methane emissions have a limited impact on our overall emissions profile, which we report based on internationally recognized methodologies:

•	Global methane emissions comprised 4.2% of our reported Scope 1 greenhouse gas emissions on an operated basis in 2022.

•	For example, if our reported methane emissions were to double, overall Scope 1 operated emissions would increase by approximately 4%.

An independent third party, Lloyd’s Register, has provided a quality assurance statement5 that our 2021 GHG emissions reporting meets industry standards.

Beyond our reporting, we share knowledge and collaborate through industry and academic consortiums to advance the scientific understanding of the calculations and models. For example, we recently joined the Gas Technology Institute-led Veritas6 to develop and implement a standardized, science-based, technology-neutral, measurement-informed approach to reporting methane emissions.

Consistent with OGCI’s Aiming for Zero Methane Emissions Initiative,7 our strategy is implementing all reasonable means to avoid methane venting and flaring, and to repair detected leaks.

Given the significant progress we are making to measure and reduce emissions and the comprehensive disclosures we already make available to the public, we believe shareholders should vote AGAINST “Item 8 – Additional Direct Methane Measurement.”

Thank you for your investment in ExxonMobil.

Kind regards,

Investor Relations Team

Exxon Mobil Corporation

[1]	https://corporate.exxonmobil.com/-/media/global/files/advancing-climate-solutions-progress-report/2023/2023-advancing-climate-solutions-progress-report.pdf

[2]	https://corporate.exxonmobil.com/-/media/global/files/advancing-climate-solutions-progress-report/2023/2023-acs-ghg-data-supplement.pdf

[3]	https://d1io3yog0oux5.cloudfront.net/_90201468e070153e9cd8e145de64fb37/exxonmobil/db/2301/22049/ proxy_statement/2023-Proxy-Statement.pdf

[4]	https://blogs.edf.org/energyexchange/files/2022/11/PermianMAPFinalReport.pdf

[5]	https://corporate.exxonmobil.com/-/media/Global/Files/Advancing-Climate-Solutions-Progress-Report/2023/2023ACS_LRQAAssuranceStatement.pdf

[6]	https://www.gti.energy/veritas-a-gti-methane-emissions-measurement-and-verification-initiative/

[7]	https://aimingforzero.ogci.com/